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Exhibit (a)(1)(K)

Agilent Technologies Announces No Remaining Financing Conditions to Closing Its Modified "Dutch Auction" Self-Tender Offer

PALO ALTO, Calif.—(BUSINESS WIRE)—Dec. 6, 2005—Agilent Technologies Inc. (NYSE:A) today announced that there are no remaining financing conditions to closing its modified "Dutch Auction" self-tender offer for the repurchase of up to 73 million shares of its common stock as announced on Nov. 14, 2005.

The tender offer was subject to the previously announced closings of the sale of Agilent's Semiconductor Products Group (SPG) and its stake in Lumileds Lighting International B.V., as well as the closing of a term facility of up to $1.0 billion and Agilent's satisfaction of all conditions to borrowing thereunder. As Agilent expects to enter the term facility and satisfy all conditions to borrowing thereunder in the coming days and weeks, Agilent has waived the conditions relating to the term facility. As a result of the waiver and the previously announced closings of Agilent's sale of SPG and of its stake in Lumileds, there are no remaining financing conditions to the tender offer.

Under the terms of the tender offer, Agilent is offering to purchase up to 73 million shares of its common stock at a price not less than $32.00 per share and not greater than $37.00 per share, net to the seller in cash, without interest. The tender offer will expire Dec. 13, 2005, at 12:00 midnight ET, unless extended. Agilent filed an Issuer Self Tender Offer Statement on Schedule TO with the Securities and Exchange Commission on Nov. 15, 2005, as amended by Amendment No. 1 filed with the Commission on Dec. 6, 2005.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF AGILENT TECHNOLOGIES INC. COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT AGILENT DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2005. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON "SCHEDULE TO," THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, ANY AMENDMENTS THERETO AND OTHER DOCUMENTS THAT AGILENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 17 STATE STREET, 10TH FLOOR, NEW YORK, NY 10004, OR CALLING TOLL-FREE AT (888) 293-6903. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Forward-Looking Statements

This press release includes statements that constitute "forward-looking statements," including, without limitation, statements regarding Agilent's ability to close the term facility, satisfy the conditions to borrow thereunder, the timing of borrowing, and Agilent's ability to reimburse or refinance amounts borrowed at or prior to maturity thereof. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: prevailing market conditions; changes in economic and financial conditions of Agilent's business; other uncertainties and matters beyond the control of management; and the other risks detailed in Agilent's periodic filings with the Securities and Exchange Commission.

Agilent undertakes no obligation to update these statements for revisions or changes after the date of this release.

Notwithstanding anything to the contrary in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

About Agilent Technologies

Agilent Technologies Inc. (NYSE:A) is the world's premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company's 21,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal 2005. Information about Agilent is available on the Web at www.agilent.com.

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.

CONTACT: Agilent Technologies Inc.
Hilliard Terry, 650-752-5329
hilliard_terry@agilent.com

SOURCE: Agilent Technologies Inc.

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  Exhibit (a)(1)(K)